CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference, in the registration statement on Form S-3 dated October __ of CleanSpark, Inc., of our report dated January 15, 2018 on our audit of the financial statements of CleanSpark, Inc. as of September 30, 2017 and 2016, and the reference to us under the caption “Experts.”

/s/ AMC Auditing

AMC Auditing

Las Vegas, Nevada

October 29, 2018